INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®
VOYA®

(d)(1)(iii)

May 4, 2022

Voya Mutual Funds

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

RE: Management fee waiver for Voya Russia Fund

Ladies and Gentlemen:

By this letter dated May 4, 2022, we have agreed to waive the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Mutual Funds ("VMF") (the "Agreement"), with respect to Voya Russia Fund (the "Fund"), a series of VMF. Such waiver will be in an amount equal to the management fees allocated to, and otherwise payable by, the Fund, thereby reducing the post-waiver fee rate payable by the Fund to 0.00%.

By this letter, we agree to waive the management fee for the period from May 4, 2022 through December 31, 2023.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VMF.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 4, 2022

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic

Todd Modic

Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO: Voya Mutual Funds

(on behalf of the Fund)

By: /s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President, Duly Authorized